Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2018, relating to the consolidated financial statements of US Foods Holding Corp. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K (File No. 1-37786) for the year ended December 30, 2017 and incorporated by reference in the Prospectus included in Registration Statement No. 333-211759.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

May 8, 2018